Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Direct Main Fax	Exhibit 5.1 212.407.4000 212.407.4000 212.407.4990

February 15, 2011
QKL Stores Inc.
1 Nanreyuan
Dongfeng Road
Sartu District
163300 Daqing, P.R. China

Re:            Registration Statement on Form S-1, as amended

Dear Ladies and Gentlemen:

We have acted as counsel to QKL Stores Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the resale of an aggregate of 5,925,702 shares (the "Shares") of common stock, par value $.001 per share, of the Company (the "Common Stock") by the selling stockholders named therein. The Shares include (i) 1,129,430 shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Shares”), (ii) 3,201,025 shares of Common Stock issuable upon exercise of Series A Warrants (iii) 796,372 shares of Common Stock issuable upon exercise of Series B Warrants (collectively, the “Warrants”), and (iv) 798,875 shares of Common Stock currently issued and outstanding (the “Outstanding Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed he genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based on our examination mentioned above, we are of the opinion that the Shares underlying the Preferred Shares and the Warrants and being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

Additionally, based on our examination mentioned above, we are of the opinion that the Outstanding Shares are duly authorized, legally issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

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